EXHIBIT 10.2

AMENDMENTS TO ARTICLE I, SECTION 4, ARTICLE II, SECTION 2
ARTICLE II, SECTION 1 AND ARTICLE II, SECTION 4
OF THE AMENDED AND RESTATED BY-LAWS
OF VOLUME SERVICES AMERICA HOLDINGS, INC.

RESOLVED: That the Amended and Restated By-Laws of the Corporation be amended by changing the first sentence of ARTICLE I, Section 4 thereof to add the clause “, if such vacancy is filled by the stockholders” to the end thereof so that, as so changed, such sentence shall read in its entirety as follows:

     “Except as otherwise provided by law, the Restated Certificate of Incorporation or these By-Laws, the holders of one-third in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except that the holder of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be required to constitute a quorum for (i) a vote for any director in a contested election, (ii) the removal of a director or (iii) the filling of a vacancy on the Board of Directors, if such vacancy is filled by the stockholders.”

and that the Amended and Restated By-Laws of the Corporation be further amended by deleting the first and second sentences of ARTICLE II, Section 2 thereof, and by substituting the following in lieu thereof:

     “Any newly created directorship or any vacancy occurring in the Board of Directors for any reason may be filled by a majority of the remaining members of the Board of Directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected shall hold office, subject to his prior resignation or removal, until the expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.”

RESOLVED: That the Amended and Restated By-Laws of the Corporation be amended by deleting the second sentence of ARTICLE II, Section 1 thereof in its entirety, and by changing ARTICLE II, Section 4 thereof to read in its entirety as follows:

     “Section 4. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Restated Certificate of Incorporation applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed by or pursuant to the By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.”